Special Meeting of Shareholders, March 30, 2001

A Special Meeting of Shareholders of the KPM Equity Portfolio (the "Portfolio"), a series of the KPM Funds, Inc. (the "Corporation"), was held on March 30, 2001 at the offices of the Corporation. As of February 2, 2001, the record date, outstanding shares of the Portfolio were 504,110.865. Holders of [to be inserted] shares of the Portfolio were present at the meeting in person or by proxy, being the holders of a majority of the outstanding shares of the Portfolio and thus constituting a quorum. The following matter was voted on at the meeting:

The Shareholders of the Portfolio elected to liquidate and dissolve the Portfolio.

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For              Against        Withhold/Abstain       Broker Shares Not Voted
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378,425.801     5,997.083        119,687.981                 0.000
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